news release
For Immediate Release

Employers Holdings, Inc. Reports Fourth Quarter and Full Year 2016 Results and Announces a 67% Increase in the Cash Dividend

Quarterly Highlights

•	Fourth quarter net income, net income excluding the impact of the LPT, and operating income of $35.5 million, $32.6 million and $31.3 million, respectively.

•
Fourth quarter combined ratio and combined ratio excluding the impact of the LPT of 84.0% and 85.6%, respectively, an improvement of 7.5 and 7.4 percentage points, year-over-year, respectively; favorable prior accident year development of $16.9 million.

•	Accident year combined ratio before the impact of the LPT of 95.4%, an improvement of 2.3 percentage points year-over-year.

•	Fourth quarter net written premiums of $154.2 million, a decrease of $8.4 million year-over-year.

•	GAAP book value per share of $26.16, book value per share of $31.61, and adjusted book value per share of $29.29 increased 12%, 8% and 10%, respectively, year-over-year, including dividends declared.

•	Board of Directors approved quarterly dividend of $0.15 per share.

•	In-force payroll exposure increased 0.6% overall and 1.1% in California, year-over-year.

•	In-force policies increased 0.4% year-over-year. Policy count declined 4.4% in California and increased 5.7% in other states, year-over-year.

•	Net rate decreased 0.7% overall, year-over-year.

•	Net earned premiums decreased 5.4% in the quarter, driven primarily by lower final audit premiums, year-over-year.

•	Net investment income increased $0.7 million in the quarter, year-over-year.
Reno, Nevada-February 22, 2017-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported net income and net income excluding the impact of the LPT of $35.5 million, or $1.08 per diluted share, and $32.6 million, or $0.99 per diluted share, respectively, for the fourth quarter of 2016. Operating income was $31.3 million, or $0.95 per diluted share, for the quarter ended December 31, 2016. The Company’s loss ratio before the LPT decreased 5.8 percentage points in the quarter. The Company’s commission expense ratio declined 0.9 percentage points and the underwriting and other operating expense ratio declined 0.6 percentage points, each compared to the previous year’s fourth quarter. We repurchased common shares worth $2.5 million in the fourth quarter.
For the full year 2016, net income was $106.7 million, or $3.24 per diluted share, and net income excluding the impact of the LPT was $90.1 million, or $2.73 per diluted share. Operating income was $83.0 million, or $2.52 per diluted share. The combined ratio was 91.8% while the combined ratio before the impact of the LPT was 94.1%. The accident year combined ratio before the impact of the LPT was 96.8%. During the year, we repurchased $21.1 million in common shares. The Company had approximately 32.1 million common shares outstanding as of December 31, 2016.
In addition, today EHI announced that the Board of Directors has voted to raise the Company’s quarterly dividend to $0.15 per share of common stock. This represents a 67% increase over the previous quarterly rate of $0.09 per share. The dividend is payable on March 22, 2017 to stockholders of record as of March 8, 2017.

Highlights(1)
(in millions, except per share amounts and percentages)	Three Months Ended December 31,				Years Ended December 31,
	2016	2015	Change		2016	2015	Change
Net written premiums	$154.2	$162.6	(5)%		$694.6	$689.3	1%
Total revenues	$193.2	$184.5	5%		$779.8	$752.1	4%

Operating income	$31.3	$34.3	(9)%		$83.0	$81.3	2%
Operating income per diluted share	$0.95	$1.05	(10)%		$2.52	$2.50	1%
Net income	$35.5	$26.7	33%		$106.7	$94.4	13%
Net income per diluted share	$1.08	$0.82	32%		$3.24	$2.90	12%
Net income before the impact of the LPT(2)	$32.6	$23.9	36%		$90.1	$74.0	22%
Net income before the impact of the LPT per diluted share(2)	$0.99	$0.73	36%		$2.73	$2.27	20%

Diluted weighted average shares outstanding	32,861,090	32,747,809	—%		32,976,835	32,561,453	1%

Combined ratio	84.0%	91.5%	(7.5)	pts	91.8%	94.1%	(2.3)	pts
Combined ratio before the impact of the LPT	85.6%	93.0%	(7.4)	pts	94.1%	97.1%	(3.0)	pts

Operating return on equity	13.5%	16.1%	(2.6)	pts	9.2%	9.8%	(0.6)	pts
Return on equity	16.8%	14.4%	2.4	pts	13.3%	13.0%	0.3	pts

				Year-over-Year Change(3)
	December 31,			December 31,
	2016	2015	2014	2016	2015
GAAP book value per share	$26.16	$23.62	$21.81	12%	9%
Book value per share(4)	$31.61	$29.50	$28.38	8%	5%
Adjusted book value per share (5)	$29.29	$26.90	$24.99	10%	9%

(1) See Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP for additional definitions and calculations.
(2) The Loss Portfolio Transfer (“LPT”) Agreement was a non-recurring transaction that does not result in ongoing cash benefits.
(3) The year-over-year percent change in GAAP book value per share, Book value per share, and Adjusted book value per share includes the impact of cash dividends declared of $0.36 per common share in 2016 and $0.24 per common share in 2015.

(4) Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
(5) Adjusted book value per share is book value less accumulated other comprehensive income, net, divided by the number of common shares outstanding.
Chief Executive Officer Douglas Dirks commented on the results:
“We are very pleased with our performance in the quarter and the year 2016. For these reporting periods, we delivered improved underwriting profitability demonstrated in historically low combined ratios. We increased net income and achieved historically high returns on equity while growing our book value per share by 8%. We lowered our provision rate for losses in the then current accident year and, in the fourth quarter, we released $16.9 million of reserves for prior accident years. Our strong fourth quarter and full year performance continues to reflect, in large part, the results of our ongoing initiatives to close claims on an accelerated basis and to grow and diversify across our markets using data-driven strategies.
"We are also pleased to report that, in the fourth quarter, we returned approximately $2.5 million to our shareholders through share repurchases and $2.9 million in dividends. The Board of Directors announced today that it is raising the dividend from $0.09 per common share to $0.15 per common share effective the first quarter of 2017, demonstrating our continued confidence in the financial strength of the Company.
"We remain committed to delivering profitable results over the long-term as we further strengthen our technological capabilities and our national presence. We now operate in 36 of our 44 targeted states.”

Fourth Quarter 2016 Results
(All comparisons vs. fourth quarter 2015, unless noted otherwise).
Net income of $35.5 million increased $8.8 million. Positive impacts to net income included higher net realized gains on investments related to $17.0 in impairments recognized in the fourth quarter of 2015, and favorable prior accident year loss development of $16.9 million compared with $8.5 million in the fourth quarter of 2015. Other impacts included lower net earned premium largely resulting from higher than expected final audit premium in the fourth quarter of 2015, and higher income taxes driven by a tax benefit recorded in the fourth quarter of 2015 related to pre-privatization reserve reallocations. Increased underwriting income was largely driven by favorable prior period loss development. In addition, our current accident year loss estimate of 63.8% declined 0.7 percentage point relative to the fourth quarter of 2015. This decrease reflects the impact of key business initiatives, including an increased emphasis on the accelerated settlement of open indemnity claims, diversification of risk exposure across our markets, leveraging data-driven strategies to target profitable classes of business, and our continued growth outside of the Los Angeles area of California.
Underwriting results

•
The combined ratio before the impact of the LPT was 85.6%, with 9.8 percentage points related to favorable prior accident year loss development, resulting in a strong accident year combined ratio before the LPT of 95.4%, again representing one of the best combined ratios in the Company’s history.

•
The loss ratio before the LPT of 54.0% decreased 5.8 percentage points primarily due to favorable prior period loss development and a lower loss provision estimate; the loss ratio was 63.8% net of favorable development.

•	The commission expense ratio of 11.6% decreased 0.9 percentage points related to lower agency incentives.

•	The underwriting and other expense ratio of 20.1% decreased 0.6 percentage points related to lower bad debt expense, premium taxes and assessments.
Gross written premiums of $155.7 million decreased year-over-year primarily due to an $8.9 million decrease in final audit premium year-over-year. In-force premium in states outside California grew 1.1% despite generally declining rates, while in-force premium in California decreased by 1.1%. Policy count outside of California grew 5.7% while policy count in California declined 4.4%.
Net rate (total in-force premiums divided by total insured payroll exposure) decreased 0.7%.
Net investment income of $19.1 million increased $0.7 million relative to the fourth quarter of 2015. Net realized gains on investments of $2.1 million in the fourth quarter were the result of the rebalancing of the high dividend equity portfolio.
Stockholders’ Equity including the Deferred Gain
Stockholders’ equity plus Deferred reinsurance gain - LPT Agreement was $1,015.5 million, an increase of 6.9% from year-end 2015, including a decrease in after-tax net unrealized investment gains of $9.1 million from year-end 2015. After-tax net unrealized investment gains were $74.5 million compared to $83.6 million at year-end 2015. Also, at the end of the fourth quarter, the ratio of debt to capital was 3.1%. The Company repurchased 82,357 shares in the quarter ended December 31, 2016 at an average price of $30.39 per share, including commissions, for a total of $2.5 million.
Conference Call and Web Cast; Form 10-K; Supplemental Materials
The Company will host a conference call on Thursday, February 23, 2017, at 8:00 a.m. Pacific Standard Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (800) 585-8367 or (855) 859-2056 with a pass code of 51932638.
EHI expects to file its Form 10-K for the year ended December 31, 2016, with the Securities and Exchange Commission (“SEC”) on or about Friday, February 24, 2017. The Form 10-K will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities in the Calendar of Events, Fourth Quarter “Investors” section of its website at www.employers.com. The Company also provides investor presentations on its website.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's ability to deliver profitable results and expectations for the Company's technological capabilities and national presence. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Mills, (775) 327-2794, vmills@employers.com.
Copyright © 2017 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist.® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2016	2015	2016	2015
Revenues
Gross premiums written	$155.7	$164.6	$701.4	$697.7
Net premiums written	$154.2	$162.6	$694.6	$689.3
Net premiums earned	$172.0	$181.8	$694.8	$690.4
Net investment income	19.1	18.4	73.2	72.2
Net realized gains (losses) on investments	2.1	(15.8)	11.2	(10.7)
Other income	—	0.1	0.6	0.2
Total revenues	193.2	184.5	779.8	752.1

Expenses
Losses and loss adjustment expenses	89.9	105.9	417.9	429.4
Commission expense	20.0	22.8	83.5	85.4
Underwriting and other operating expenses	34.5	37.6	136.1	135.2
Interest expense	0.4	0.6	1.6	2.7
Total expenses	144.8	166.9	639.1	652.7

Net income before income taxes	48.4	17.6	140.7	99.4
Income tax expense (benefit)	12.9	(9.1)	34.0	5.0
Net income	$35.5	$26.7	$106.7	$94.4

Comprehensive income
Unrealized (losses) gains during the period, net of tax	$(41.7)	$(3.8)	$(1.8)	$(30.3)
Reclassification adjustment for realized (gains) losses in net income, net of tax	(1.4)	10.3	(7.3)	7.0
Other comprehensive (loss) income, net of tax	(43.1)	6.5	(9.1)	(23.3)
Total comprehensive (loss) income	$(7.6)	$33.2	$97.6	$71.1

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in millions, except share data)	2016	2015
Assets
Investments:
Fixed maturity securities at fair value (amortized cost $2,305.9 at December 31, 2016 and $2,221.1 at December 31, 2015)	$2,344.4	$2,288.5
Equity securities at fair value (cost $116.1 at December 31, 2016 and $137.5 at December 31, 2015)	192.2	198.7
Short-term investments at fair value (amortized cost $16.0 at December 31, 2016)	16.0	—
Total investments	2,552.6	2,487.2
Cash and cash equivalents	67.2	56.6
Restricted cash and cash equivalents	3.6	2.5
Accrued investment income	20.6	20.6
Premiums receivable (less bad debt allowance of $9.8 at December 31, 2016 and $12.2 at December 31, 2015)	304.7	301.1
Reinsurance recoverable for:
Paid losses	8.7	7.7
Unpaid losses	580.0	628.2
Deferred policy acquisition costs	44.3	44.3
Deferred income taxes, net	59.4	67.9
Property and equipment, net	22.2	24.9
Intangible assets, net	8.2	8.5
Goodwill	36.2	36.2
Contingent commission receivable–LPT Agreement	31.1	29.2
Other assets	34.6	40.9
Total assets	$3,773.4	$3,755.8
Liabilities and stockholders' equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,301.0	$2,347.5
Unearned premiums	310.3	308.9
Total claims and policy liabilities	2,611.3	2,656.4
Commissions and premium taxes payable	48.8	52.5
Accounts payable and accrued expenses	24.2	24.1
Deferred reinsurance gain–LPT Agreement	174.9	189.5
Notes payable	32.0	32.0
Other liabilities	41.6	40.5
Total liabilities	$2,932.8	$2,995.0
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,226,277 and 55,589,454 shares issued and 32,128,922 and 32,216,480 shares outstanding at December 31, 2016 and 2015, respectively	$0.6	$0.6
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	372.0	357.2
Retained earnings	777.2	682.0
Accumulated other comprehensive income, net	74.5	83.6
Treasury stock, at cost (24,097,355 shares at December 31, 2016 and 23,372,974 shares at December 31, 2015)	(383.7)	(362.6)
Total stockholders’ equity	840.6	760.8
Total liabilities and stockholders’ equity	$3,773.4	$3,755.8

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Twelve Months Ended
	December 31,
(in millions)	2016	2015
Operating activities
Net income	$106.7	$94.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8.5	8.3
Stock-based compensation	5.8	4.6
Amortization of premium on investments, net	14.6	12.8
Allowance for doubtful accounts	(2.4)	4.3
Deferred income tax expense (benefit)	13.4	(5.6)
Net realized (gains) losses on investments	(11.2)	10.7
Excess tax benefits from stock-based compensation	—	(1.2)
Other	—	0.1
Change in operating assets and liabilities:
Premiums receivable	(1.2)	(9.6)
Reinsurance recoverable for paid and unpaid losses	47.2	44.3
Federal income taxes	7.7	(3.9)
Unpaid losses and loss adjustment expenses	(46.5)	(22.2)
Unearned premiums	1.4	(1.9)
Accounts payable, accrued expenses and other liabilities	(4.2)	8.6
Deferred reinsurance gain-LPT Agreement	(14.6)	(17.5)
Contingent commission receivable–LPT Agreement	(1.9)	(2.8)
Other	(0.5)	(7.0)
Net cash provided by operating activities	122.8	116.4
Investing activities
Purchase of fixed maturity securities	(466.8)	(476.9)
Purchase of equity securities	(49.1)	(85.1)
Purchase of short-term investments	(10.0)	—
Proceeds from sale of fixed maturity securities	132.4	105.4
Proceeds from sale of equity securities	80.4	34.7
Proceeds from maturities and redemptions of investments	230.6	323.9
Capital expenditures and other	(5.0)	(11.5)
Change in restricted cash and cash equivalents	(1.1)	8.3
Net cash used in investing activities	(88.6)	(101.2)
Financing activities
Acquisition of common stock	(21.1)	—
Cash transactions related to stock-based compensation	9.0	4.8
Dividends paid to stockholders	(11.5)	(7.7)
Payments on notes payable and capital leases	—	(60.5)
Excess tax benefits from stock-based compensation	—	1.2
Net cash used in financing activities	(23.6)	(62.2)
Net increase (decrease) in cash and cash equivalents	10.6	(47.0)
Cash and cash equivalents at the beginning of the period	56.6	103.6
Cash and cash equivalents at the end of the period	$67.2	$56.6

Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP
The Company uses the following measures to evaluate its financial performance for the periods presented. Certain measures are considered non-GAAP financial measures under applicable SEC rules and include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measures.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. Some of these measures also exclude net realized gains, net of taxes, and/or accumulated other comprehensive income, net of taxes, and amortization of intangibles, net of taxes. Management believes these are important indicators of how well the Company creates value for its stockholders through its operating activities and capital management. These measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations or can be impacted by both discretionary and other economic factors and may not represent operating trends.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable. Reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures are provided in the following discussion.
Net Income before impact of the LPT Agreement is net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Operating income is net income before the impact of the LPT excluding net realized gains on investments, net of taxes, and amortization of intangibles, net of taxes.
Reconciliation of Net Income to Net Income Before Impact of the LPT and Operating Income

	Three Months Ended
	December 31,
(in millions)	2016	2015
Net income	$35.5	$26.7
Less: Impact of the LPT Agreement	2.9	2.8
Net income before impact of the LPT	32.6	23.9
Less: Net realized gains (losses) on investments, net of taxes	1.4	(10.3)
Plus: Amortization of intangibles, net of taxes	0.1	0.1
Operating income	$31.3	$34.3

	Years Ended
	December 31,
(in millions)	2016	2015	2014
Net income	$106.7	$94.4	$100.7
Less: Impact of the LPT Agreement	16.6	20.4	55.0
Net income before impact of the LPT	90.1	74.0	45.7
Less: Net realized gains (losses) on investments, net of taxes	7.3	(7.0)	10.6
Plus: Amortization of intangibles, net of taxes	0.2	0.3	0.5
Operating income	$83.0	$81.3	$35.6

Reconciliation of Net Income per Share to Operating Income per Share

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Weighted average shares outstanding
Basic	32,247,251	32,279,494	32,434,580	32,070,911
Diluted	32,861,090	32,747,809	32,976,835	32,561,453

Basic earnings per common share
Net income	$1.10	$0.83	$3.29	$2.94
Less: Impact of the LPT Agreement	0.09	0.09	0.51	0.63
Net income before the impact of the LPT	1.01	0.74	2.78	2.31
Less: Net realized gains (losses) on investments, net of taxes	0.04	(0.32)	0.23	(0.22)
Plus: Amortization of intangibles, net of taxes	—	—	0.01	0.01
Operating income per basic share	$0.97	$1.06	$2.56	$2.54

Diluted earnings per common share
Net income	$1.08	$0.82	$3.24	$2.90
Less: Impact of the LPT Agreement	0.09	0.09	0.51	0.63
Net income before the impact of the LPT	0.99	0.73	2.73	2.27
Less: Net realized gains (losses) on investments, net of taxes	0.04	(0.31)	0.22	(0.21)
Plus: Amortization of intangibles, net of taxes	—	0.01	0.01	0.02
Operating income per diluted share	$0.95	$1.05	$2.52	$2.50
Deferred reinsurance gain–LPT Agreement (Deferred Gain) reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Stockholders' Equity Including the Deferred Gain is stockholders' equity including the Deferred reinsurance gain–LPT Agreement.
Average Stockholders' Equity Including the Deferred Gain is the sum of stockholders' equity including the deferred gain at the beginning and end of each of the periods presented divided by two.
Average stockholders' equity is the sum of stockholders' equity at the beginning and end of each of the periods presented divided by two.
Adjusted stockholders' equity is stockholders' equity including the Deferred Gain, less accumulated other comprehensive income, net.
Average adjusted stockholders' equity is the average of stockholders' equity including the deferred reinsurance gain-LPT Agreement, less accumulated other comprehensive income, net, for all quarters included in the calculation.
Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
Adjusted book value per share is adjusted stockholders' equity divided by the number of common shares outstanding.
GAAP book value per share is stockholders' equity divided by the number of common shares outstanding.

Reconciliation of Stockholders' Equity to Stockholders' Equity Including the Deferred Gain and Adjusted Stockholders' Equity

	Years Ended
	December 31,
(in millions, except share data)	2016	2015	2014	2013
Stockholders' equity	$840.6	$760.8	$686.8	$568.7
Deferred reinsurance gain–LPT Agreement	174.9	189.5	207.0	249.1
Stockholders' equity including the Deferred Gain	1,015.5	950.3	893.8	817.8
Less: Accumulated other comprehensive income, net	74.5	83.6	106.9	90.4
Adjusted stockholders' equity	$941.0	$866.7	$786.9	$727.4

Common shares outstanding	32,128,922	32,216,480	31,493,828	31,299,930

GAAP book value per share	$26.16	$23.62	$21.81	$18.17
Book value per share	31.61	29.50	28.38	26.13
Adjusted book value per share	29.29	26.90	24.99	23.24
Operating return on equity is the ratio of annualized operating income to adjusted average stockholders' equity for the periods presented.
Adjusted return on equity is the ratio of annualized net income before the LPT to average stockholders' equity including the Deferred Gain.
Return on equity is the ratio of annualized net income to average stockholders' equity for the periods presented.
Reconciliation of Operating Return on Equity and Adjusted Return on Equity to Return on Equity

	Three Months Ended		Years Ended
	December 31,		December 31,
(in millions, except for percentages)	2016	2015	2016	2015	2014
Annualized operating income	$125.2	$137.2
Operating income			$83.0	$81.3	$35.6
Average adjusted stockholders' equity	925.7	854.0	903.9	826.8	757.2
Operating return on equity	13.5%	16.1%	9.2%	9.8%	4.7%

Annualized net income before impact of the LPT	$130.4	$95.6
Net income before impact of the LPT			$90.1	$74.0	$45.7
Average stockholders' equity including the Deferred Gain	1,021.7	934.4	982.9	922.1	855.8
Adjusted return on equity	12.8%	10.2%	9.2%	8.0%	5.3%

Annualized net income	$142.0	$106.8
Net income			$106.7	$94.4	$100.7
Average stockholders' equity	845.4	743.4	800.7	723.8	627.8
Return on equity	16.8%	14.4%	13.3%	13.0%	16.0%

Calculation of Combined Ratio before the Impact of the LPT Agreement and Reconciliation to Current Accident Period Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
(in millions, except for percentages)
Net premiums earned	$172.0	$181.8	$694.8	$690.4

Losses and loss adjustment expenses	$89.9	$105.9	$417.9	$429.4
Loss & LAE ratio	52.3%	58.3%	60.1%	62.2%

Amortization of Deferred Gain related to losses	$2.4	$2.3	$9.7	$9.5
Amortization of Deferred Gain related to contingent commission	0.5	0.5	2.0	1.9
LPT Reserve Adjustments	—	—	3.1	6.4
LPT Contingent Commission Adjustments	—	—	1.8	2.6
Loss & LAE before impact of LPT	$92.8	$108.7	$434.5	$449.8
Impact of LPT	1.6%	1.5%	2.3%	3.0%
Loss & LAE ratio before impact of LPT	54.0%	59.8%	62.5%	65.2%

Commission expense	$20.0	$22.8	$83.5	$85.4
Commission expense ratio	11.6%	12.5%	12.0%	12.4%

Underwriting & other operating expenses	$34.5	$37.6	$136.1	$135.2
Underwriting & other operating expenses ratio	20.1%	20.7%	19.7%	19.5%

Total expenses	$144.4	$166.3	$637.5	$650.0
Combined ratio	84.0%	91.5%	91.8%	94.1%

Total expense before impact of the LPT	$147.3	$169.1	$654.1	$670.4
Combined ratio before the impact of the LPT	85.6%	93.0%	94.1%	97.1%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$92.8	$108.7	$434.5	$449.8
Plus: Favorable prior period reserve development	16.9	8.5	18.4	7.2
Accident period losses & LAE before impact of LPT	$109.7	$117.2	$452.9	$457.0

Losses & LAE ratio before impact of LPT	54.0%	59.8%	62.5%	65.2%
Plus: Favorable prior period reserve development ratio	9.8	4.7	2.7	1.0
Accident period losses & LAE ratio before impact of LPT	63.8%	64.5%	65.2%	66.2%

Combined ratio before impact of the LPT	85.6%	93.0%	94.1%	97.1%
Plus: Favorable prior period reserve development ratio	9.8	4.7	2.7	1.0
Accident period combined ratio before impact of LPT	95.4%	97.7%	96.8%	98.1%
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE includes (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.
Combined Ratio before impact of the LPT Agreement. Combined ratio before impact of the LPT Agreement is the GAAP combined ratio before (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Book value per share. Equity including deferred reinsurance gain-LPT Agreement divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.